Exhibit 10.7

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT dated as of April 2, 2004 (the “Agreement”) is entered into by and between HEALTHESSENTIALS SOLUTIONS, INC., a Delaware corporation (“Purchaser”), and CAREBRIDGE, INC. (“Seller”), a Georgia corporation. Purchaser and Seller are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Seller’s business consists of employing nurse practitioners to provide health care services to patients in long-term care facilities, skilled nursing facilities and assisted living facilities (the “Business”);

WHEREAS, Seller desires to sell, transfer, convey, assign and deliver the Purchased Assets (as defined below) and to assign the Assumed Liabilities (as defined below), and Purchaser desires to purchase, take delivery of, and assume such Purchased Assets and Assumed Liabilities, upon the terms and subject to the conditions set forth herein;

WHEREAS, Seller has filed and commenced a Chapter 11 bankruptcy case (the “Bankruptcy Case”) that is pending in the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division (the “Bankruptcy Court”); and

WHEREAS, the transactions contemplated by this Agreement (the “Transactions”) will be consummated pursuant to an Approval Order (as defined below) entered in the Bankruptcy Case under Sections 105, 363, 365 and other applicable provisions of the Bankruptcy Code (as defined below), and the Transactions and this Agreement are subject to the approval of the Bankruptcy Court.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants, representations, warranties, and promises set forth herein, and in order to prescribe the terms and conditions of such purchase and sale, intending to be legally bound, the Parties agree as follows:

1. Definitions.

1.1. Definitions. The following terms, as used herein, have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person.

(b) “Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended.

(c) “Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close.

(d) “Claim” means a “claim” as defined in Section 101 of the Bankruptcy Code.

(e) “Closing Date” means the date of the Closing.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Confidentiality Agreement” means the Confidentiality Agreement dated July 9, 2003, between Centennial HealthCare Corporation and Purchaser.

(h) “Cure Costs” means all amounts that must be paid and all obligations that otherwise must be satisfied, including pursuant to Sections 365(b)(1) (A) and (B) of the Bankruptcy Code, in connection with the assumption and/or assignment of the Assumed Contracts and Chapter 11 Licenses to Purchaser as provided herein; provided however, that all amounts that must be paid and all obligations that otherwise must be satisfied pursuant to any Assumed Contract between Seller and a debtor-Affiliate shall not be considered a Cure Cost.

(i) “Intellectual Property Right” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

(j) “Knowledge of Seller,” “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means all facts actually known by the following individuals: David R. Wilson, Brian Grazzini, Mark Hunt, Caroline Folger and Michael Skaggs.

(k) “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of such property or asset.

(l) “Material Adverse Effect” means a material adverse effect on the Business and the Purchased Assets, taken as a whole, excluding any such effect to the extent resulting from or arising in connection with (i) the Transactions or the public announcement or disclosure thereof, (ii) changes or conditions affecting the industries generally in which Seller operates, (iii) changes in economic, regulatory or political conditions generally, (iv) changes resulting from the commencement or continuation of the Bankruptcy Case, or (v) actions taken by Seller pursuant to (or as contemplated by) orders entered by the Bankruptcy Court in the Bankruptcy Case.

(m) “Petition Date” means December 20, 2002.

(n) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(o) “Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

(p) “Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for any Taxable period.

(q) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

1.2. Cross References. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Apportioned Obligations	8.3
Approval Order	7.5(b)
Articles of Incorporation	3.4
Assumed Contracts	2.1(c)
Assumed Liabilities	2.3
Bankruptcy Case	Recitals
Bankruptcy Court	Recitals
Bylaws	3.4
Business	Recitals
Chapter 11 Contracts	2.1(c)
Chapter 11 Licenses	2.1(d)
Closing	2.8
End Date	12.1(b)
Excluded Assets	2.2
Excluded Liabilities	2.4
Good Faith Deposit	2.7 (a)
Leased Real Property	3.9(a)

Term	Section
Permitted Liens	3.10 (c) (i)
Post-Closing Tax Period	8.3
Post-Petition Contracts	2.1(b)
Purchased Assets	2.1
Purchase Price	2.6(a)
Seller	Preamble
Transactions	Recitals
Transfer Taxes	8.2
Transferred Employees	9.4
Transferred Employees’ Employment Date	9.4
WARN Act	7.4(a)

2. Purchase and Sale.

2.1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller agrees to sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, on an “as is, where is” basis and without any representation or warranty on the part of Seller as to fitness, merchantability or otherwise, all right, title and interest of Seller in and to the following assets, properties and rights (the “Purchased Assets”), to the extent owned, held or primarily used in the conduct of the Business, free and clear of all Liens and Claims (other than Permitted Liens and the Assumed Liabilities) to the maximum extent permitted by Section 363 of the Bankruptcy Code:

(a) all inventory and supplies;

(b) all contracts, agreements, leases, licenses, commitments, and orders of Seller, in each case executed or entered into after the Petition Date (collectively, the “Post-Petition Contracts”);

(c) certain executory contracts and unexpired leases of Seller that were executed or entered into on or prior to the Petition Date (the “Chapter 11 Contracts;” the Post-Petition Contracts and the Chapter 11 Contracts are referred to collectively as the “Assumed Contracts” and are set forth on Schedule 2.1(c));

(d) all transferable licenses, permits or other governmental authorizations of Seller (“Chapter 11 Licenses”);

(e) all transferable Medicare and Medicaid provider agreements and related provider numbers, including the items set forth on Schedule 2.1(e);

(f) all transferable Intellectual Property Rights, including the items listed on Schedule 2.1(f);

(g) all books and records of Seller (provided that Seller shall be entitled to retain copies of such books, records, files and papers); and

(h) all equipment and other items of personal property, including the items listed on Schedule 2.1(h).

2.2. Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the Purchased Assets shall not include any assets, properties or rights not specifically identified in Section 2.1, including the following (the “Excluded Assets”):

(a) all of Seller’s cash and cash equivalents on hand (including all undeposited checks) and in banks or other financial institutions;

(b) all avoidance claims and other causes of action, whether arising under the Bankruptcy Code or otherwise and the proceeds thereof, including actions available to Seller under Section 510 or under any of Sections 542 through 553 of the Bankruptcy Code, of whatever kind or nature, and whether asserted or unasserted;

(c) the corporate minute books of Seller;

(d) any unexpired lease or executory contract not identified in this Agreement as an Assumed Contract;

(e) all insurance policies relating to the Business and all claims arising under such policies prior to the Closing, and all credits, premium refunds, proceeds, causes of action or rights thereunder;

(f) all rights of Seller arising under this Agreement or in connection with the Transactions;

(g) any Purchased Asset sold or otherwise disposed of pursuant to Section 5.1(b) prior to the Closing Date;

(h) any Tax refund or reimbursement due to Seller or its Affiliates and relating to the Business;

(i) Seller’s accounts receivable; and

(j) all accounts, notes and other receivables and amounts owed to the Seller by any of Seller’s Affiliates.

2.3. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the time of the Closing, to assume, pay, perform and discharge, promptly when payment or performance is due or required, the following liabilities and obligations of Seller or the Business (the “Assumed Liabilities”):

(a) all liabilities and obligations of Seller related to or arising under Assumed Contracts and Chapter 11 Licenses from and after the Closing;

(b) all Cure Costs;

(c) any and all costs and expenses necessary in connection with providing “adequate assurance of future performance” with respect to the Assumed Contracts (as contemplated by Section 365 of the Bankruptcy Code); and

(d) all post-Closing liabilities relating to or arising from the Business or the Purchased Assets.

2.4. Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, Purchaser is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”).

2.5. Assignment of Contracts and Rights. To the maximum extent permitted by the Bankruptcy Code, the Chapter 11 Contracts shall be assumed by Seller and assigned to Purchaser at the Closing pursuant to Section 365 of the Bankruptcy Code. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach or in any way adversely affect the rights of Purchaser or Seller thereunder. If such consent is not obtained or such assignment is not attainable pursuant to Sections 105, 363 and/or 365 of the Bankruptcy Code, Seller and Purchaser will cooperate in a mutually agreeable arrangement under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement.

2.6. Purchase Price; Allocation of Purchase Price.

(a) In addition to the assumption of the Assumed Liabilities, in consideration for the sale, transfer and delivery of the Purchased Assets, at the Closing, Purchaser shall deliver to Seller Two Hundred Forty-Five Thousand Dollars ($245,000.00) (the “Purchase Price”) which shall be paid in the following amounts and at the following times: (i) Twenty-Five Thousand Dollars ($25,000.00) in cash at the execution of this Agreement (being the Good Faith Deposit described in paragraph 2.7), (ii) Twenty-Five Thousand Dollars ($25,000.00) in cash at the Closing, and (iii) the balance of One Hundred Ninety-Five Thousand Dollars ($195,000.00) by delivery to Seller of a promissory note, in the form attached hereto as Exhibit A (the “Note”), providing for (x) a payment of Thirty Thousand Dollars ($30,000.00) in cash within sixty days of the Closing and (y) twenty-four (24) monthly payments of Seven Thousand Two Hundred Thirty-Eight Dollars and Seventy-Eight Cents ($7,238.78), plus accrued interest beginning ninety days after the Closing.

(b) Purchaser and Seller agree that the Purchase Price, applicable Assumed Liabilities and other relevant items shall be allocated in accordance with Section 1060 of the Code and the regulations thereunder and Schedule 2.6 hereof (such schedule to be determined jointly by Purchaser and Seller prior to Closing). Purchaser and Seller each agrees to provide the other promptly with any other information required to complete Schedule 2.6. Such allocation shall be binding on Purchaser and Seller for all purposes including the reporting of gain or loss and determination of basis for income tax purposes, and each of the parties hereto agrees that it or they will file a statement (on IRS Form 8594 or other applicable form) setting forth such allocation with its or their federal and applicable state income tax returns and will also file such further information or take such further actions as may be necessary to comply with the Treasury Regulations that have been promulgated pursuant to Section 1060 of the Code and similar applicable state laws and regulations.

2.7. Good Faith Deposit.

(a) Upon execution of this Agreement, Purchaser shall deposit with Seller’s counsel cash in immediately available federal funds by wire transfer to an account designated by Seller’s counsel, an amount equal to Twenty-Five Thousand Dollars ($25,000.00) (the “Good Faith Deposit”), to be applied as provided in Section 2.7(b).

(b) The Good Faith Deposit may be retained by Seller (i) at the Closing as a credit against the Purchase Price, (ii) if this Agreement is terminated pursuant to Section 12.1(e), or (iii) if this Agreement is terminated pursuant to Section 12.1(b) and any of the conditions of Section 10.3 have not been satisfied. Except as described in the previous sentence, the Good Faith Deposit shall be returned to Purchaser five Business Days after the entry of an Order of the Bankruptcy Court approving the sale of the Purchased Assets to a third party (other than Purchaser), subject to any right of setoff for any claim of breach or payment due for breach by Purchaser of this Agreement.

2.8. Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities shall take place at the offices of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia, at the earliest practicable date, provided that the Parties shall use commercially reasonable efforts to consummate the Transactions no later than one (1) Business Day after satisfaction of the conditions set forth in Section 10 (other than those requiring a delivery, or the taking of other action, at the Closing), or at such other time or place as Purchaser and Seller may agree.

2.9. Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Purchaser (unless delivered previously) the following:

(a) a Bill of Sale, Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), duly executed by Seller; and

(b) all other documents, instruments and writings reasonably required by Purchaser to be delivered by Seller at or prior to the Closing pursuant to this Agreement.

2.10. Deliveries by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered to Seller (unless previously delivered) the following:

(a) Twenty-Five Thousand Dollars ($25,000.00) in cash;

(b) the Note, duly executed by Purchaser;

(c) the Assignment and Assumption Agreement, duly executed by Purchaser; and

(d) all other documents, instruments and writings reasonably required by Seller to be delivered by Purchaser at or prior to the Closing pursuant to this Agreement.

3. Representations and Warranties of Seller. Subject to the terms, conditions and limitations set forth in this Agreement, Seller hereby represents and warrants to Purchaser as of the date hereof as follows:

3.1. Organization. Seller is a corporation validly existing under the laws of the State of Georgia, and has the corporate power and authority to own, lease and operate the Purchased Assets, and to carry on in all material respects the Business as now being conducted.

3.2. Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions are within Seller’s corporate powers and have been duly authorized by all necessary action on the part of Seller. Subject to entry by the Bankruptcy Court of the Approval Order in the Bankruptcy Case, this Agreement constitutes a valid and binding agreement of Seller that is enforceable in accordance with its terms.

3.3. Governmental Authorization. Except as disclosed in Schedule 3.3, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby by Seller require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court and (ii) any such action or filing as to which the failure to make or obtain would not have a Material Adverse Effect.

3.4. Noncontravention. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate Seller’s articles or certificate of incorporation, as amended (the “Articles of Incorporation”), or bylaws (the “Bylaws”), (ii) assuming compliance with the matters referred to in Section 3.3, materially violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) except as to matters which would not reasonably be expected to have a Material Adverse Effect, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to any Purchased Asset to which Seller is entitled under any provision of any agreement or other instrument binding upon Seller except for breaches and defaults referred to in Section 365(b)(2) of the Bankruptcy Code, or (iv) result in the creation or imposition of any Lien on any Purchased Asset, except for Liens of the type referenced in Section 3.10(c)(ii) of this Agreement.

3.5. Required Consents. Except for consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court, and except as otherwise set forth on Schedule 3.5, there is no agreement or other instrument binding upon Seller requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement, except such consents or actions as would not, individually or in the aggregate, have a Material Adverse Effect if not received or taken by the Closing Date.

3.6. Contracts. Except as a result of the filing and pendency of the Bankruptcy Case or as set forth on Schedule 3.6 hereto, there are currently no material events of default by Seller and, to Seller’s Knowledge, no material default by any other party under any Assumed Contract. Subject to the delivery to Purchaser at Closing of the consents set forth on Schedule 3.5 hereto, upon entry of the Approval Order, Seller shall have the right to assign, transfer and convey to Purchaser the Assumed Contracts.

3.7. Litigation. Except as disclosed in Schedule 3.7, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or to the Knowledge of Seller, threatened against or affecting, the Purchased Assets before any court or arbitrator or any governmental body, agency or official which is reasonably likely to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

3.8. Compliance with Laws and Court Orders. To the Knowledge of Seller, Seller is not in violation of any law, rule, regulation, judgment, injunction, order or decree applicable to the Purchased Assets or the conduct of the Business, except for violations which would not reasonably be expected to have a Material Adverse Effect.

3.9. Properties.

(a) Schedule 3.9 includes a description of all material real property used or held for use primarily in the Business which Seller leases or subleases (the “Leased Real Property”).

(b) To Seller’s knowledge, except as set forth on Schedule 3.9, Seller has valid leasehold interests in the Leased Real Property, except for properties where the failure to have such valid leasehold interests would not have a Material Adverse Effect.

3.10. Sufficiency of and Title to the Purchased Assets.

(a) The Purchased Assets constitute all of the material property and assets owned, held or primarily used in the conduct of the Business (other than the Excluded Assets).

(b) Upon consummation of the Transactions, Purchaser will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens and Claims to the maximum extent permitted by the Bankruptcy Code, other than Assumed Liabilities and Permitted Liens.

(c) No Purchased Asset is subject to any Lien, except:

(i) Liens for Taxes, assessments and similar charges that are not yet due or are being contested in good faith (the “Permitted Liens”); and

(ii) Liens which will attach to the proceeds of sale under this Agreement pursuant to Section 363 of the Bankruptcy Code or will not survive the Closing.

3.11. Certain Fees. Except for the fees and expenses of Conway, Del Genio, Gries & Co., LLC, Seller has not incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees in connection with this Agreement or the Transactions.

3.12. Exclusivity of Representations and Warranties. NOTWITHSTANDING ANY OTHERWISE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO: (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO PURCHASER OR FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS; OR (B) EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION AND WARRANTY CONTAINED IN THIS ARTICLE III, ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO PURCHASER OR ITS COUNSEL, ACCOUNTANTS OR ADVISERS WITH RESPECT TO SELLER, THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, NEITHER SELLER NOR THEIR AFFILIATES MAKE ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO REPRESENTATION OR WARRANTY

CONTAINED IN THIS ARTICLE III IS INTENDED TO, OR DOES, COVER OR OTHERWISE PERTAIN TO ANY ASSETS THAT ARE NOT INCLUDED IN THE PURCHASED ASSETS OR ANY LIABILITIES THAT ARE NOT INCLUDED IN THE ASSUMED LIABILITIES.

4. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

4.1. Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

4.2. Corporate Authorization. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Purchaser and have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement constitutes a valid and binding agreement of Purchaser that is enforceable in accordance with its terms.

4.3. Governmental Authorization. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions by Purchaser require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court and (ii) any such action or filing as to which the failure to make or obtain would not have a material adverse effect on the Purchaser or its ability to close the Transactions.

4.4. Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (a) conflict with or result in any breach of any provision of the articles or certificate of incorporation or bylaws of Purchaser; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental entity; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which Purchaser is a party or by which Purchaser or any of its assets may be bound; or (d) violate any law, order, injunction or decree applicable to Purchaser, excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights (i) which would not adversely affect the ability of Purchaser to consummate the Transactions, or (ii) which become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, Seller.

4.5. Financing. Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

4.6. Litigation. There is no action, suit, investigation or proceeding pending against or, to the knowledge of Purchaser, threatened against or affecting Purchaser before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

4.7. Certain Fees. Purchaser has not employed any broker, finder, investment banker, or other intermediary or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees in connection with this Agreement or the Transactions.

4.8. Inspections; No Other Representations. Purchaser is an informed and sophisticated purchaser, and has engaged expert advisers, experienced in the evaluation and purchase of properties and assets such as the Purchased Assets and assumption of liabilities such as the Assumed Liabilities as contemplated hereunder. Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Purchaser acknowledges that Seller has given Purchaser complete and open access to the key employees, documents and facilities of the Business. Purchaser acknowledges and agrees that the Purchased Assets are being sold on an “as is, where is” basis and Purchaser agrees to accept the Purchased Assets and the Assumed Liabilities in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Purchaser acknowledges that Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future prospects or operations of the Business or (ii) any other information or documents made available to Purchaser or its counsel, accountants or advisors with respect to the Business, except as expressly set forth in this Agreement.

5. Covenants of Seller. Seller agrees that:

5.1. Conduct of the Business. Except as may be required by the Bankruptcy Court, except for the consequences resulting from the commencement and continuation of the Bankruptcy Case, and except as may be required or contemplated by this Agreement, from the date hereof until the Closing Date, Seller shall use its reasonable efforts to conduct the Business in the ordinary course consistent with past practice and to preserve intact the business organizations and relationships with third parties and to keep available the services of the present employees of the Seller. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except (i) as disclosed on Schedule 5.1, (ii) as may be required by the Bankruptcy Court, (iii) for the consequences resulting from the commencement and continuation of the Bankruptcy Case, or (iv) as may be required or contemplated by this Agreement, Seller will not:

(a) with respect to the Business acquire a material amount of assets from any other Person;

(b) sell, lease, license or otherwise dispose of any Purchased Assets or any other material assets of Seller except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course consistent with past practice or (iii) pursuant to Section 363 of the Bankruptcy Code;

(c) agree or commit to do any of the foregoing; or

(d) take any action that would reasonably be expected to cause the failure of the conditions contained in Section 10.2(b) (other than actions taken by Seller in connection with the discharge of its fiduciary duties during the Bankruptcy Case).

5.2. Access to Information. From the date hereof until the Closing Date, Seller shall reasonably afford, and shall cause its officers, employees, attorneys and other agents to reasonably afford, to Purchaser and its counsel, accountants and other representatives, access (at reasonable times during normal business hours) to officers and other employees of the Business for the purposes of evaluating the Business and all properties, books, accounts, records and documents of, or relating to, the Business, subject to the terms of the Confidentiality Agreement.

5.3. Notices of Certain Events. Seller shall promptly notify Purchaser of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transactions;

(b) any material communication from any governmental or regulatory agency or authority in connection with or relating to the Transactions; and

(c) the commencement of any actions, suits, investigations or proceedings relating to Seller or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.7.

6. Covenants of Purchaser. Purchaser agrees that:

6.1. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, the Confidentiality Agreement shall remain in full force and effect. After the Closing has occurred, the Confidentiality Agreement shall be terminated to the extent relating to the Purchased Assets, Assumed Liabilities and the employees of Seller, and shall, with respect to any of the Excluded Assets and Excluded Liabilities, remain in full force and effect.

6.2. Access. On and after the Closing Date, upon reasonable written notice, Purchaser will afford promptly to Seller and its agents reasonable access during normal business hours to its properties, books, records, employees, auditors and counsel to the extent necessary for financial reporting and accounting matters, employee benefits matters, the preparation and filing of any Tax returns, reports or forms, the defense of any Tax audit, claim or assessment or the reconciliation of Claims in the Bankruptcy Case or to permit Seller to determine any matter relating to its rights and obligations hereunder or any other reasonable business purpose related to the Excluded Assets or Excluded Liabilities; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Purchaser. Seller will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Purchaser or the Business provided to them pursuant to this Section 6.2.

6.3. Insurance. To the extent that any insurance policies of Seller or any of its Affiliates cover any loss, liability, claim, damage or expense relating to any Purchased Assets and such insurance policies continue after the Closing to permit claims to be made thereunder with respect to events occurring prior to the Closing, Purchaser shall cooperate with Seller in submitting and pursuing such claims.

7. Covenants of Purchaser and Seller. Purchaser and Seller agree that:

7.1. Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Purchaser and Seller will use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement; provided, however, Seller shall be entitled to take such actions as are required in connection with the discharge of its fiduciary duties during the Bankruptcy Case (including, without limitation, soliciting higher or better offers for the Purchased Assets). Seller and Purchaser agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to vest in Purchaser good title to the Purchased Assets or to evidence the assumption by Purchaser of the Assumed Liabilities.

7.2. Certain Filings. Seller and Purchaser shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Assumed Contracts, in connection with the consummation of the Transactions and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

7.3. Public Announcements. Purchaser shall not make any public announcements or statements concerning the Transactions without the prior written consent of

Seller. Purchaser acknowledges and agrees that Seller may provide copies of this Agreement to parties in interest in the Bankruptcy Case, and those parties to whom Seller determines it is necessary to provide copies in connection with soliciting higher or better bids for the Purchased Assets or as otherwise necessary in connection with the Bankruptcy Case. Seller also shall be entitled to file copies with the Bankruptcy Court or as otherwise required by law.

7.4. WARN Act.

(a) Purchaser shall assume all obligations and liabilities for the provision of notice or payment in lieu of notice or any applicable penalties under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local law arising as a result of the Transactions. Purchaser hereby agrees to indemnify Seller and its Affiliates against and agrees to hold each of them harmless from any and all expenses, losses, Claims and damages incurred or suffered by Seller or its Affiliates with respect to WARN Act or any similar state or local law arising as a result of the Transactions.

(b) Purchaser shall not, at any time prior to ninety (90) days after the Closing Date, effectuate a “plant closing” or “mass layoff’ as those terms are defined in the WARN Act affecting the employees of Seller without complying fully with WARN Act.

7.5. Medical Records and Other Protected Health Information. The parties acknowledge that the Purchased Assets include medical records and other protected health information (“PHI”) (as that term is defined at 45 C.F.R. § 164.501), including medical records and PHI contained in equipment transferred to Purchaser (including but not limited to computers). Purchaser hereby acknowledges that, as of the Effective Date, Purchaser assumes all responsibility for maintaining the confidentiality and security of such medical records, PHI and equipment. Such responsibility shall be exercised in accordance with the terms of this Agreement as well as applicable federal, state and local laws and regulations regarding the confidentiality of health information, including but not limited to the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations. Purchaser agrees to indemnify and hold harmless Seller from and against all claims, actions, judgments, damages, costs, and liability (including without limitation reasonable attorneys’ fees), arising from or caused by any negligent or intentional acts or omissions or breach of any agreements, covenants, warranties as well as any breach of federal, state or local law or regulations regarding the confidentiality of health information by Purchaser, its employees, officers, trustees, directors, successors and assigns, and agents.

7.6. Bankruptcy.

(a) Promptly following the execution of this Agreement by the Parties, Seller shall file with the Bankruptcy Court a motion seeking approval of this Agreement, with this Agreement appended as an Exhibit thereto.

(b) Seller and Purchaser shall each use their commercially reasonable efforts, and shall cooperate, assist and consult with each other, to secure the entry of an order (the “Approval Order”) (i) approving this Agreement, (ii) authorizing the sale of the Purchased Assets pursuant to Section 363 of the Bankruptcy Code, (iii) authorizing the assumption and/or assignment of the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code and (iv) authorizing the Transactions; provided, however, Seller shall be entitled to take such actions as may be required in connection with the discharge of its fiduciary duties in the Bankruptcy Case (including, without limitation, soliciting higher or better offers for the Purchased Assets). In connection with the assumption and/or assignment of the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code, Purchaser shall take all actions required to provide “adequate assurance of future performance” by Purchaser under the Assumed Contracts after the Closing. Seller and Purchaser shall consult with one another regarding pleadings that either of them intends to file, or positions either of them intend to take, with the Bankruptcy Court in connection with or that might reasonably affect, the Bankruptcy Court’s entry of the Approval Order.

(c) If the Approval Order or any other orders of the Bankruptcy Court relating to this Agreement or the Transactions shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Approval Order or other such order), Seller and Purchaser will cooperate in taking such steps diligently to defend such appeal, petition or motion; and Seller and Purchaser shall use their commercially reasonable efforts to obtain an expedited, favorable resolution of any such appeal, petition or motion.

7.7. Notices. If at any time (i) Purchaser becomes aware of any material breach by Seller of any representation, warranty, covenant or agreement contained herein and such breach is capable of being cured by Seller, or (ii) Seller becomes aware of any breach by Purchaser of any representation, warranty, covenant or agreement contained herein and such breach is capable of being cured by Purchaser, the Party becoming aware of such breach shall promptly notify the other Party, in accordance with Section 13.1, in writing of such breach. Upon such notice of breach, the breaching Party shall have 5 days to cure such breach prior to the exercise of any remedies in connection therewith.

8. Tax Matters

8.1. Tax Cooperation. Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the preparation and filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

8.2. Allocation of Taxes. To the extent not exempt under Section 1146(c) of the Bankruptcy Code in connection with the Bankruptcy Case, all excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the Transactions shall be borne by Purchaser. Purchaser and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

8.3. Property Taxes. All Property Taxes for a Tax period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller, on the one hand, and Purchaser, on the other hand, based on the number of days of such Tax period included in the Pre-Closing Tax Period and the number of days of such Tax period after the Closing Date (with respect to any such Tax period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period.

8.4. Apportionment. Apportioned Obligations or Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law. The paying Party shall be entitled to reimbursement from the non-paying Party in accordance with Section 8.2 or 8.3, as the case may be. Upon payment of any such Apportioned Obligation or Transfer Tax, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 8.2 or 8.3, as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying Party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear interest at the rate per annum equal to the rate of interest announced by JP Morgan Chase N.A. from time to time as its base rate in New York City.

9. Employee Matters.

9.1. Offers of Employment. At or prior to the Closing Date, Purchaser shall offer employment (commencing as of the Closing Date) to all nurse practitioners employed by Seller at each employee’s current salary or wage and on such other terms and conditions as Purchaser employs similar professionals.

9.2. Employee Plans.

(a) The Parties recognize that the continued employment of the nurse practitioners employed by Seller is significant to the business interests of both Purchaser and Seller. As such, the orderly transfer of employment relationships is important to the Parties and Purchaser will use its best efforts to accomplish the transition with as little disruption to the Business as possible.

(b) If Purchaser fails to offer employment as required under Section 9.1, it shall be liable for, and shall reimburse Seller for (and indemnify Seller from and against), any severance paid by Seller to such nurse practitioners and all other costs, liabilities, claims, damages and expenses incurred by Seller as a result of such failure. If any nurse practitioner of Seller who accepts an offer of employment from Purchaser (pursuant to Section 9.1) is subsequently terminated by Purchaser within the sixty day (60) period after the Closing Date, then Purchaser shall make severance payments to such nurse practitioner in an amount that is not less than the amount of severance that such nurse practitioner would have been entitled to receive from Seller (if such nurse practitioner had been terminated by Seller as of the Closing Date).

(c) Purchaser shall maintain employee records transferred to Purchaser hereunder for a period of not less than four (4) years and during that period will afford Seller reasonable access to such records during Purchaser’s normal business hours. Purchaser shall maintain the confidentiality of such records and limit access thereto in a manner consistent with Purchaser’s treatment of its employee records.

(d) Purchaser agrees with respect to nurse practitioners presently employed by Seller and hired by Purchaser at or after the Closing: (i) to the extent permissible under Purchaser’s benefit plans give such nurse practitioners credit under Purchaser’s benefit plans, programs, and arrangements, including credit for accrued vacation, for such nurse practitioners’ period of service with Seller, provided that such credit shall only be taken into account under any tax-qualified plan maintained by Purchaser for purposes of determining such nurse practitioners’ eligibility for participation and eligibility to satisfy any hours of service requirement in order to receive an allocation of an employer contribution; (ii) to the extent permissible under Purchaser’s plan provide coverage to such nurse practitioners who are eligible for health, medical, life insurance and other welfare plans (A) without the need to undergo a physical examination or otherwise provide evidence of insurability; (B) by taking into account the period of coverage under Seller’s (or its Affiliates’) plans for purposes of applying any pre-existing condition or similar limitations or exclusions; and (C) by applying and giving credit for amounts paid for the plan year in which the Closing Date occurs as deductibles, out of pocket expenses and similar amounts paid by individuals and their beneficiaries.

9.3. Successor Employer. Purchaser shall use its best efforts to apply the successor employer provisions of Treasury Regulation Section 31.3121(a)(1)-1(b) with respect to each nurse practitioner hired by Purchaser for the year of the Closing.

9.4. Workers’ Compensation. Seller shall be liable for all workers’ compensation claims arising out of injuries with an identifiable date of occurrence sustained by Seller’s employees prior to the Closing Date. Purchaser shall be liable for all workers’ compensation claims arising out of injuries with an identifiable date of occurrence, sustained by Seller’s former employees (hereinafter “Transferred Employees”) on and after the dates

Purchaser hires them (hereinafter, “Transferred Employees’ Employment Date”), including injuries sustained by a Transferred Employee on or after the Transferred Employees’ Employment Date that are aggravations, exacerbations or re-injuries of medical conditions or diagnoses resulting from injuries that were sustained before the Transferred Employees’ Employment Date. Seller shall be liable for all workers’ compensation claims arising out of injuries or occupational diseases without an identifiable date of occurrence or exposure, originating from within the Seller’s facilities and sustained or contracted prior to the Closing Date, provided such claims are filed with the appropriate Workers’ Compensation authority within 45 days after the Transferred Employees’ Employment Date. Purchaser shall be liable for all workers’ compensation claims arising out of injuries or occupational diseases without an identifiable date of occurrence or exposure, which are alleged to have been sustained or contracted either before or after the Transferred Employees’ Employment Date, provided such claims are filed with the appropriate workers’ compensation authority more than 45 days after the Transferred Employees’ Employment Date.

10. Closing Conditions.

10.1. Conditions to Obligations of Purchaser and Seller. The obligations of Purchaser and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a) The Bankruptcy Court shall have entered the Approval Order in the Bankruptcy Case, authorizing the Transactions and approving this Agreement and the ancillary agreements contemplated hereby under Sections 105(a), 363 and 365 of the Bankruptcy Code, in form and substance reasonably acceptable to Seller and Purchaser (including a finding that Purchaser is a “good faith” Purchaser within the meaning of Section 363(m) of the Bankruptcy Code and waiving any stay that would otherwise be applicable pursuant to Bankruptcy Rules 6004(g) or 6006(d)), and as of the Closing Date the Approval Order shall be in full force and effect and shall not have been stayed, vacated or reversed.

(b) The Parties shall have executed and delivered this Agreement and any ancillary agreements contemplated herein, in forms mutually acceptable to the Parties.

10.2. Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or waiver by Purchaser) of the following further conditions:

(a) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by Seller on or prior to the Closing Date; and

(b) the representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the Closing Date, as if made at and as of such date (or to the extent such representations and warranties speak as of an earlier date, they shall be true and correct as of such earlier date), with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

10.3. Conditions to Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller) of the following further conditions:

(a) (i) Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, and (ii) the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (or to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all material respects as of such earlier date).

(b) Seller shall have received all documents it may reasonably request relating to the existence of Purchaser and the authority of Purchaser for this Agreement, all in form and substance reasonably satisfactory to Seller.

11. Survival; Indemnification.

11.1. Survival. The (a) representations and warranties of Seller, and (b) covenants and agreements of Seller that by their terms are to be performed before Closing, contained in this Agreement or in any certificate or other writing delivered in connection herewith, shall not survive the Closing. The covenants and agreements of Seller contained herein that by their terms are to be performed after Closing shall survive the Closing for such terms.

11.2. Indemnification. Each of Purchaser and Seller agrees to indemnify the other with respect to any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees which are alleged to be due and payable with respect to the Transactions and which are asserted as a result of the actions of the indemnifying party. There shall be no post-Closing indemnification of Purchaser by Seller with respect to any matter not set forth in this Section 11.2.

12. Termination.

12.1. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Seller and Purchaser;

(b) by Seller or Purchaser, if the Closing shall not have been consummated on or before the later of (i) May 1, 2004, or (ii) 5 days after any notice delivered pursuant to Section 7.7 (the later of clauses (i) and (ii), the “End Date”), unless the Party seeking termination is in breach of its obligations hereunder;

(c) by Seller or Purchaser, if any condition set forth in Section 10.1 is not satisfied, and such condition is incapable of being satisfied by the End Date;

(d) by Purchaser, if failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 10.2 not to be satisfied, and such condition is incapable of being satisfied by the End Date or shall not have been cured during the 5-day period referred to in Section 7.6; or

(e) by Seller, if failure to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 10.3 not to be satisfied, and such condition is incapable of being satisfied by the End Date or shall not have been cured during the 5-day period referred to in Section 7.6; or

(f) by Seller, if Seller executes a definitive agreement with a third party (other than Purchaser) for the acquisition of all or substantially all of the Purchased Assets.

The Party desiring to terminate this Agreement pursuant to this Section 12.1 (other than pursuant to Section 12.1(a)) shall give notice of such termination to the other Parties in accordance with Section 13.1.

12.2. Effect of Termination. If this Agreement is terminated as permitted by Section 12.1, such termination shall be without liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties to this Agreement except as provided in Sections 2.7; provided that if such termination shall result from the willful (i) failure of any Party to fulfill a condition to the performance of the obligations of the other Party, (ii) failure of any Party to perform a covenant of this Agreement, or (iii) breach of representation or warranty by any Party, such Party shall be fully liable for any and all losses, costs, damages and expenses incurred or suffered by the other Party as a result of such failure or breach. The provisions of Sections 2.7, 6.1, 11.2, 12.2, 12.3, 13.1, 13.4, 13.5, 13.6, 13.9 and 13.10 shall survive any termination hereof pursuant to Section 12.1.

12.3. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

12.4. Exclusive Remedies. Except as specifically set forth in this Agreement, effective as of Closing, Purchaser waives irrevocably any rights and Claims Purchaser may have against Seller or its Affiliates, whether in law or in equity, relating to (i) any breach of representation, warranty, covenant or agreement contained herein and occurring on or prior to the Closing, or (ii) the Purchased Assets, Assumed Liabilities or the Business. Purchaser and

Seller acknowledge and agree that if this Agreement is terminated pursuant to Section 12.1, the provisions of Sections 12.2 shall be the sole and exclusive remedies of the Purchaser for any termination pursuant to Section 12.1.

13. Miscellaneous.

13.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Purchaser, to:

HealthEssentials Solutions, Inc.

9510 Ormsby Station Road, Suite 101

Louisville, KY 40223

Attention: General Counsel

Fax: 502-429-4557

if to Seller, to:

Carebridge, Inc.

400 Perimeter Center Terrace, Suite 650

Atlanta, Georgia 30346

Attention: President and CEO

Fax: 770-730-1420

with a copy to (which shall not constitute notice):

King & Spalding LLP

191 Peachtree Street

Atlanta, Georgia 30303

Attention: Paul K. Ferdinands, Esq.

Fax: 404-572-5100

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

13.2. Waivers. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

13.3. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party.

13.4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia and any applicable provisions of the Bankruptcy Code, without regard to the principles of conflicts of law that would provide for application of another law.

13.5. Jurisdiction.

(a) Prior to the closing of the Bankruptcy Case, except as otherwise expressly provided in this Agreement, the Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought exclusively in the Bankruptcy Court, and each of the Parties hereby irrevocably consents to the jurisdiction of the Bankruptcy Court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in the Bankruptcy Court or that any such suit, action or proceeding which is brought in the Bankruptcy Court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of the Bankruptcy Court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.1 shall be deemed effective service of process on such Party.

(b) Upon the closing of the Bankruptcy Case, except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions may be brought in any court having subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Georgia, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.1 shall be deemed effective service of process on such Party.

13.6. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

13.7. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other party hereto. Except for Section 9.2(b), no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

13.8. Entire Agreement; Amendments; Counterparts. This Agreement and the Confidentiality Agreement set forth the entire agreement among the Parties with respect to the subject matter hereof and may be amended only by a writing executed by Purchaser and Seller. This Agreement may be executed in counterparts, each of which when taken together shall constitute an original.

13.9. Captions, Headings, Interpretation. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any provisions of this Agreement.

13.10. Disclosure Schedules. The Parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Purchaser and (ii) the disclosure by Seller of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. If any Schedule discloses an item or information, the matter shall be deemed to have been disclosed in all other Schedules, notwithstanding the omission of an appropriate cross-reference to such other Schedules.

(The remainder of this page has been intentionally left blank.)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HEALTESSENTIALS SOLUTIONS, INC.

By:	/s/ John E. Clontz

Name:	John E. Clontz

Title:	General Counsel

CAREBRIDGE, INC.

By:

Name:

Title: